SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2003

FURR’S RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10725	75-2350724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 E. President George W. Bush Highway Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 978-808-2923

Item 3.  Bankruptcy or Receivership

On January 3, 2003, Furr’s Restaurant Group, Inc. (the “Company”) together with its principal operating subsidiary, Cafeteria Operators, L.P. (COLP), announced that they a voluntary petition for Chapter 11 relief in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”), case number 03-30179-HDH-11. On September 17, 2003, the Bankruptcy Court entered an order confirming the Company’s Plan of Reorganization and approving the related sale of substantially all of the Company’s assets to Buffet Partners, L.P. (“Buffet”).

The sale transaction is valued at approximately $29 million, consisting of $25.8 million in cash and the assumption of certain liabilities.  Closing of the transaction is targeted for September 30, 2003.  The Plan provides for unsecured creditors to share in the proceeds of a trust that will be funded with $1.75 million and the proceeds of any recoveries on preference and other bankruptcy claims.  Substantially all leases relating to restaurants operated by the Company will be assumed and assigned to Buffet.  After payment of administrative expenses and priority claims, the balance of the proceeds of the sale, along with certain retained assets (primarily closed restaurant locations) not included in the sale, will be distributed to the Company’s senior secured lenders.  After completing the wind-up of its estate over the next several months, the Company and its subsidiaries will be dissolved.  All equity interests in the Company will be extinguished and no further equity interests in the Company are being issued pursuant to the Plan.

Information regarding the assets and liabilities of the Company as of July 1, 2003 appears in the Company’s Form 8-K filed July 29, 2003, which is incorporated herein by reference.

Item 7. Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated September 16, 2003
99.2

Order Confirming Plan of Reorganization dated September 17, 2003, including as exhibits an Asset Sale and Purchase Agreement between COLP and Buffet, a related Waiver Agreement, an Amended and Restated Joint Plan of Reorganization, and a COLP Creditors Trust Trust Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FURR’S RESTAURANT GROUP, INC.

By:	/s/ Nancy Ellefson
Nancy Ellefson
Vice President

Dated:  September 26, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated January 6, 2002
99.2

Order Confirming Plan of Reorganization dated September 17, 2003, including as exhibits an Asset Sale and Purchase Agreement between COLP and Buffet, a related Waiver Agreement, an Amended and Restated Joint Plan of Reorganization, and a COLP Creditors Trust Trust Agreement